Exhibit A

Joint Filing Agreement

The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G, and all amendments thereto, relating to the Common Stock of StarTek, Inc.

/s/ Daniel M. Gottlieb
Daniel M. Gottlieb

/s/ Susan I. Gottlieb
Susan I. Gottlieb

G&L Regents Court, LLC

By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb, Managing Member

The DMG Family, LLC

By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb, Manager

Date: April 24, 2018